Exhibit 2.1

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Second Amendment”) is effective as of September 20, 2017 among Dejana Truck & Utility Equipment Company, LLC, a Delaware limited liability company formerly known as Acquisition Delta LLC (“Buyer), Peter Paul Dejana Family Trust Dated 12/31/98, a Florida trust (the “Trust”), Peteco Kings Park Inc., a New York corporation formerly known as  Dejana Truck & Utility Equipment Company, Inc. (“DTUENY”), and, solely in the capacity of representative, attorney-in-fact and agent of the Trust and DTUENY, Andrew Dejana, a resident of the State of New York (“Appointed Agent”).

WHEREAS, Buyer, the Trust, DTUENY and Appointed Agent have entered into an Asset Purchase Agreement effective as of June 15, 2016 and amended as of February 27, 2017 (the “Purchase Agreement”), pursuant to which Buyer acquired substantially all of the assets of DTUENY and certain of its affiliates; and

WHEREAS, Buyer, the Trust, DTUENY and Appointed Agent wish to enter into this Second Amendment to reflect certain amendments with respect to the manner in which the Annual Earnout Payments (if any) will be calculated under the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants set forth in this Second Amendment, the parties agree as follows:

1.                                      Earnout Actual Gross Profit.  The definition of “Earnout Actual Gross Profit” in Section 11.16 of the Purchase Agreement is hereby amended and restated in its entirety as set forth below:

“Earnout Actual Gross Profit” shall mean an amount equal to the portion of the amount reflected on the “gross profit” line item of the income statement constituting a part of the applicable Final Earnout Statement that is attributable to the Earnout Actual Gross Sales reflected on such applicable Final Earnout Statement.  For the avoidance of doubt, when determining the amount of the gross profit is attributable to the net sales that are excluded from the Earnout Actual Gross Sales in the case of the Earnout Year ended on December 31, 2017, December 31, 2018 and December 31, 2019 and December 31, 2020 (as contemplated by the definition of Earnout Actual Gross Sales), a gross margin percentage of 25% shall be used.  As a result, (a) in the case of the Earnout Year ended December 31, 2017, the Earnout Actual Gross Profit for such Earnout Year shall exclude $1,796,912 on account of the $7,187,647 of net sales excluded from Earnout Actual Gross Sales for such Earnout Year and (b) in the case of the Earnout Year ended December 31, 2018, December 31, 2019 and December 31, 2020, the Earnout Actual Gross Profit for each such Earnout Year shall exclude $2,695,368 on account of the $10,781,470 of net sales excluded from Earnout Actual Gross Sales for each such Earnout Year.”

2.                                      Earnout Actual Gross Sales.  The definition of “Earnout Actual Gross Sales” in Section 11.16 of the Purchase Agreement is hereby amended and restated in its entirety as set forth below:

“Earnout Actual Gross Sales” shall mean an amount equal to the amount reflected on the “net sales” line item of the income statement constituting a part of the Final Earnout Statement less:

•                  in the case of the Earnout Year ended December 31, 2016, $0;

•                  in the case of the Earnout Year ended December 31, 2017, $7,187,647;

•                  in the case of the Earnout Year ended December 31, 2018, $10,781,470;

•                  in the case of the Earnout Year ended December 31, 2019, $10,781,470; and

•                  in the case of the Earnout Year ended December 31, 2020, $10,781,470.

3.                                      Earnout Year.  The definition of “Earnout Year” in Section 11.16 of the Purchase Agreement is hereby amended and restated in its entirety as set forth below:

“Earnout Year” shall mean, in respect of Buyer, each of the fiscal years ended December 31, 2016, December 31, 2017, December 31, 2018, December 31, 2019 and December 31, 2020.

4.                                      Earnout Measurement Threshold.  The definition of “Earnout Measurement Threshold” in Section 11.16 of the Purchase Agreement is hereby amended and restated in its entirety as set forth below:

“Earnout Measurement Threshold” shall mean the amount reflected in the table below:

Earnout Year Ended	Earnout Measurement Threshold
December 31, 2016	$124,996,350
December 31, 2017	$144,661,250
December 31, 2018	$159,550,750
December 31, 2019	$159,550,750
December 31, 2020	$159,550,750

5.                                      Earnout Potential Payment.  The definition of “Earnout Potential Payment” in Section 11.16 of the Purchase Agreement is hereby amended and restated in its entirety as set forth below:

Earnout Year Ended	Earnout Potential Payment
December 31, 2016	$10,000,000
December 31, 2017	$10,000,000
December 31, 2018	$6,000,000
December 31, 2019	An amount equal to (a) $26,000,000 less the sum of all Annual Earnout Payments for the prior Earnout Years, multiplied by (b) 0.50
December 31, 2020	An amount equal to the Earnout Potential Payment for the Earnout Year ended December 31, 2019 less the Annual Earnout Payment for the Earnout Year ended December 31, 2019

6.                                      Conflicting Provisions.  Notwithstanding anything to the contrary in this Second Amendment or the Purchase Agreement, if any provision of this Second Amendment contradicts or otherwise conflicts with any provision of the Purchase Agreement, then the provisions of this Second Amendment shall control.

7.                                      Entire Agreement.  This Second Amendment supersedes all prior agreements, and constitutes a complete and exclusive statement of the terms of the agreement, among the parties with respect to its subject matter.  There are no agreements, representations or warranties among the parties relating to the subject matter of this Second Amendment other than those set forth or provided for in this Second Amendment.  Except as otherwise contemplated by this Second Amendment, the Purchase Agreement shall remain in full force and effect in accordance with its terms.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Second Amendment to Asset Purchase Agreement effective as of the day and year first written above.

DEJANA TRUCK & UTILITY EQUIPMENT COMPANY, LLC

By:	/s/ James L. Janik
James L. Janik
Chief Executive Officer

PETER PAUL DEJANA FAMILY TRUST DATED 12/31/98

By:	/s/ Andrew Dejana
Andrew Dejana
Co-Trustee

By:	/s/ Joanne Southwick
Joanne Southwick
Co-Trustee

PETECO KINGS PARK INC.

By:	/s/ Andrew Dejana
Andrew Dejana
President

APPOINTED AGENT:

/s/ Andrew Dejana
Andrew Dejana